                                                                      Exhibit 11

                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                               OF INCOME PER SHARE

                                               Three Months       Three Months
                                                  Ended              Ended
                                               March 31, 2006     March 31, 2005

Net income                                      $ 346,000          $ 155,000
                                                =========          =========

Income Per Share - Basic
------------------------
Weighted average shares outstanding
    during the period                           5,556,561          5,470,311
                                                =========          =========

Income per common share -
Basic                                           $     .06          $     .03
                                                =========          =========

Income  Per Share - Diluted
---------------------------
Weighted average shares outstanding
    during the period                           5,556,561          5,470,311

Effect of stock options
    dilution                                      135,294                  0
                                                ---------          ---------
Total shares outstanding for purposes
of calculating diluted earnings                 5,691,855          5,470,311
                                                =========          =========

Income  per common and common
equivalent share - Diluted                      $     .06          $     .03
                                                =========          =========